Exhibit 10.1

FORM OF AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
LEAP TECHNOLOGY LLC

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Leap Technology LLC, a Delaware limited liability company (the “Company”) is entered into effective as of July 24, 2020 (the “Effective Date”) by and among (i) Zong Group Holdings LLC, a Delaware limited liability company (“ZONG”), (ii) Leap Management LLC, a Delaware limited liability company (“LM”), and (iii) CQENS Technologies Inc., a Delaware corporation (“CQENS”).

RECITALS

A. The Company was formed in accordance with the Act on July 13, 2020 and, since the date of its formation and through the date hereof, has been classified as a partnership for U.S. federal (and applicable state and local) income tax purposes.

B. The Company is currently governed by that certain Limited Liability Company Agreement of the Company, effective as of July 13, 2020, by LM and ZONG (the “Original LLC Agreement”).

C. Pursuant to that certain Contribution Agreement, dated as of the date hereof, by and among the Company, LM, ZONG and CQENS (the “Contribution Agreement”), CQENS will acquire a 55% Membership Interest in the Company, ZONG will retain a 35% Membership Interest in the Company and LM will retain a 10% Membership Interest in the Company, in exchange for the contribution to the Company of that certain exclusive, royalty-free license agreement of all current and future patent pending intellectual property (the “CQENS IP”) designed to support the configuration, design, manufacture, marketing and merchandising of a heated tobacco product with respect to each of the Asia Pacific Countries (the “HTP Asia Pacific Business”), all as more particularly set forth on Exhibit A attached to the Contribution Agreement.

D. ZONG, LM and CQENS (each a “Member” and collectively the “Members”) intend that the Company will operate and manage the Asia Pacific Regional Companies, each as a Company Subsidiary, subject to tax, structuring and other legal and financial advice to be obtained after the Effective Date. In the event that Asia Pacific Regional Companies are established as Company Subsidiaries, reasonable efforts should be taken to structure the ownership of those subsidiaries consistent with the membership interests of the Company to the extent that this would be practicable.

E. The Members wish to amend and restate the Original LLC Agreement in its entirety as set forth in this Agreement.

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AGREEMENT

In consideration of the mutual obligations set forth in this Agreement, and with the intent of being legally bound, the Original LLC Agreement is amended and restated in its entirety as set forth below and the Members agree as follows:

Article I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below. All terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement.

“Act” means the Delaware Limited Liability Company Act, 6 Del. Code §§18-101 et seq., as amended from time to time.

“Adjusted Capital Account Balance” means, with respect to any Member, the balance in such Member’s Capital Account after giving effect to the following adjustments: (i) credit to such Capital Account of such Member’s share of ”partnership minimum gain” and “partner nonrecourse debt minimum gain” as such terms are defined in Treasury Regulation Section 1.704-2 and any amount which such Member would be required to restore under this Agreement or otherwise; and (ii) debit to such Capital Account of the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6). The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of the Company, any Company Subsidiary, a Member or Manager shall mean any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company, a Company Subsidiary, a Member or Manager, as applicable. The term “control,” as used in the immediately preceding sentence, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity whether through ownership of voting securities, by contract or otherwise.

“Asia Pacific Countries” shall mean the following: China, India, Indonesia, Pakistan, Bangladesh, Philippines, Vietnam, Thailand, Myanmar, Afghanistan, Malaysia, Nepal, Australia, , Taiwan, Sri Lanka, Cambodia, Hong Kong, Papua, New Guinea, Laos, Singapore, New Zealand, Mongolia, Timor-Leste, Fiji, Bhutan, Solomon Islands, Macau, Brunei, Maldives, New Caledonia, French Polynesia, Vanuatu, Samoa, Guam, Kiribati Federated States of Micronesia, and Tonga.

“Asia Pacific Regional Companies” shall mean those certain entities to be formed by the Company to commercialize the CQENS IP and to conduct the HTP Asia Pacific Business in the Asia Pacific Countries.

“Capital Account” has the meaning set forth in Section 3.4(a),

“Capital Contribution” means the total amount of cash and the Gross Asset Value of property (net of liabilities secured by such property that the  Company is considered to assume or take subject to under Section 752 of the Code) contributed to the Company by a Member, including any Capital Call Contributions and Additional Contributions.

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“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the provisions of succeeding law.

“Company” shall have the meaning ascribed to that term in the preamble hereto.

“Company Subsidiary” means any direct or indirect subsidiary of the Company, including, without limitation, any of its Subsidiaries domiciled or with authority to do business in any of the Asia Pacific Countries.

”Depreciation” means, for each Fiscal Year or other relevant period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year or other period, Depreciation shall, except as otherwise required by Treasury Regulation Section 1.704-3(d), be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Dispose” or “Disposition” means, with respect to any asset (including, but not limited to, with respect to the Company, any equity interest in any Company Subsidiary or any portion thereof), a sale, assignment, transfer, conveyance, gift, Encumbrance, hypothecation, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of law.

“Distributable Cash” means the amount of cash which the Managers deem available for distribution to the Members, taking into account all debts, liabilities, and obligations of the Company then due (including amounts owed to Members), and working capital and other amounts which the Managers deem necessary for the Company’s business or to place into reserves for customary and usual claims with respect to such business.

“Encumbrance” means any lien, order, security interest, contract, easement, covenant, community property interest, equitable interest, right of first refusal (other than pursuant to Section 6.2), or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

”Gross Asset Value” means, with respect to any Company asset, the Company’s adjusted basis in such asset for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the  Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Managers;

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(b) for purposes of “booking up” the Capital Accounts of Members to reflect increases in the value of the Company upon certain occasions, the Gross Asset Value of all  Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or as consideration for services performed to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-l(b)(2)(ii)(g); and (iv) at such other times as the Managers determine necessary or appropriate in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2; provided, however, that adjustments pursuant to clause (i) and clause (ii) of this sentence shall be made only if the Managers reasonably determine such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), provided, however, that Gross Asset Values will not be adjusted pursuant to this subparagraph (c) to the extent that Managers determine that an adjustment pursuant to subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (c);

(d) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined in good faith by the Managers; and

(e) if the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (c) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Leap Technology China” means certain Chinese entities to be formed by the Company to commercialize the CQENS IP and to conduct the HTP Asia Pacific Business in the People’s Republic of China.

“Managers” means three (3) Persons chosen by CQENS and two (2) Persons chosen by ZONG in each case with successor Managers chosen in accordance with Section 4.1 below.

“Member” means each of CQENS, ZONG and LM and any Person who (a) has been admitted to the Company as a Member in accordance with this Agreement or was an Assignee and has become a Member in accordance with Article VI, and (b) has not ceased to be a Member in accordance with Article VI or for any other reason.

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“Membership Interest” means a Member’s entire interest in the Company, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

“Person” means a natural person, partnership (whether limited or general), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(c) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(d) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(e) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of the asset and shall be taken into account for the purposes of computing Profits and Losses, as applicable; and

(f) Items of income, gain, loss, or deduction allocated pursuant to Section 5.4 shall be excluded from Profits and Losses; provided, that, the amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.4 hereto shall be determined by applying rules analogous to those set forth above.

“Treasury Regulations” or “Regulations” shall, unless the context clearly indicates otherwise, mean the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

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“Sharing Ratios” means the percentages in which the Members participate in, and bear, certain items. The Sharing Ratios of the Members may be modified from time to time as provided for herein, including, without limitation, pursuant to Section 3.1(b) hereof. The initial Sharing Ratios of the Members are as follows:

CQENS	55%
ZONG	35%
LM	10%
Total	100.00%

Article II

ORGANIZATIONAL MATTERS

SECTION 2.1 Formation. The Company was formed as a Delaware limited liability company under the laws of the State of Delaware by the filing of a certificate of formation with the Delaware Secretary of State. The rights and liabilities of the Managers and Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligation of the Managers or any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

SECTION 2.2 Name and Purpose. The name of the Company shall be “Leap Technology LLC.” The Company’s business may be conducted under that name or, upon compliance with applicable laws, any other name that the Managers deem appropriate or advisable. The purpose of the Company will be to engage in any and all business in which it may lawfully engage under applicable law, including, without limitation to directly or indirectly manage, operate or undertake acts as determined by the Managers with respect to the HTP Asia Pacific Business.

SECTION 2.3 Office and Agent. The initial registered office of the Company in Delaware shall be at 16192 Coastal Highway, Lewes, DE 19958. The name of its initial registered agent at such address is Harvard Business Services, Inc. The registered agent in Delaware may be changed by the Managers from time to time pursuant to the Act. The Company shall apply for authority to transact business in any jurisdictions as may be necessary or desirable in connection with its formation, existence and operation.

SECTION 2.4 Addresses of the Members and the Managers. The respective email addresses of the Members and of the Managers are as follows: CQENS, Attn: Bill Bartkowski e-mail: wbartkowski@cqens.com; ZONG, e-mail: ZongHoldings@Protonmail.com; and LM, e-mail: LeapManagement@Protonmail.com. Each Member and each Manager may change the Member’s and Manager’s address upon notice thereof to the Company.

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SECTION 2.5 Tax Classification; No State Law Partnership. The Company is intended to be classified as a partnership for U.S. federal (and applicable state and local) income tax purposes. Other than for U.S. federal (and applicable state and local) income tax purposes, the Company shall not be a partnership or joint venture for any other purpose, and no Member shall, by virtue of this Agreement, be a partner or joint venturer of any other Member. Neither the Company nor the Managers shall change the classification of the Company for U.S. federal income tax purposes without the unanimous prior written consent of the Members.

Article III

MEMBERS; CAPITAL; CAPITAL ACCOUNTS;
RESPONSIBILITIES; INDEMNIFICATION

SECTION 3.1 Capital Contributions. Each Member has made a Capital Contribution to the Company, and the Company issued to each Member a Membership Interest in the Company and assigned to each Member the Sharing Ratio set forth opposite such Member’s on Schedule 1. Schedule 1 identifies the Capital Contributions that each Member has made to the Company as of the Effective Date. The Managers shall have the power and authority to update Schedule 1 from time to time without the need to amend or amend and restate this Agreement.

(a) In General. Each Member agrees to make future Capital Contributions in amounts sufficient to enable, and at times sufficient to allow, the Company or any Company Subsidiary to pay its expenses to the extent requested pursuant to Section 3.1(b) below.

(b) Capital Calls. In the event of an anticipated operating deficit, the Managers may request a Capital Contribution from each Member in an amount equal to such Member’s pro-rata share of such operating deficit based on the Members’ respective Sharing Ratios (the “Capital Call Contribution”). Any Capital Call Contributions will be due within thirty (30) days of the Company’s notice to the Member requesting the Capital Call Contribution. If any Member fails to make its Capital Call Contribution, the Managers shall adjust the Sharing Ratios so that each Member’s Sharing Ratio, on and after the date of such Capital Call Contribution, shall be the ratio that the aggregate amount of Capital Contributions made to the Company by such Member bears to the aggregate amount of Capital Contributions made by all of the Members.

SECTION 3.2 Covenants of Members ZONG, LM and CQENS.

(a) Company Subsidiary Capitalization. ZONG and LM jointly agree to raise equity capital on terms acceptable to the Managers in order to fund the operations of the Asia Pacific Regional Companies.

(b) CQENS Co-Invest. In addition to raising the initial and working capital for the Company and for potential subsidiaries, ZONG and LM jointly agree to use their best efforts to raise and/or fund, or cause to be raised and/or funded, US$50 million of equity capital for CQENS, subject to mutual agreement as to terms, conditions and pricing of such equity capital. CQENS agrees that it will not unreasonably withhold its approval of modifications to such terms and conditions once they have been agreed upon. Additionally, CQENS agrees that it will not unreasonably refuse investments from qualified investors by objecting to conditions or terms that such investors might reasonably request, provided that ZONG and LM agree that the requests are reasonable and that such conditions and terms are compliant with all relevant laws and regulations. Finally, CQENS agrees to fully cooperate with ZONG and LM in connection with their obligations hereunder, including (without limitation) providing all documentation, information and access to CQENS management reasonably requested by ZONG and/or LM.

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(c) China. ZONG and LM, on behalf of Leap Technology China or another Company Subsidiary, will secure the necessary rights and approvals, either directly or indirectly, to conduct business to manufacture, distribute and sell tobacco products using the CQENS IP in the People’s Republic of China.

(d) Other Funds. On terms reasonably acceptable to ZONG and LM, if in the future CQENS needs to raise additional funds, ZONG and LM jointly agree to use their respective commercially reasonable efforts to help raise the funds that are necessary for a global deployment (outside of the Asia Pacific Countries) of the CQENS IP.

(e) Repurchase Rights. In the event ZONG and LM jointly fail to undertake their best efforts, as evidenced by failure to fulfill most of the obligations under Section 3.2(b) after formally reaching mutual agreement as to the financing terms and conditions within 18 months, and/or after reasonable extensions have been provided pursuant to mutual agreement or as set forth in the last sentence hereof, after Leap Technology China obtains the licenses and permits necessary to conduct business in the People’s Republic of China, then CQENS shall have the right to purchase from the Company all of the CQENS IP for $1.00 in the aggregate, which such purchase right shall be the sole and exclusive remedy of CQENS with respect to any breach of any obligations of ZONG and LM hereunder, and in no event shall ZONG or LM be liable to CQENS for any and all damages arising from or related to any breach or failure to satisfy any of their respective obligations hereunder. Notwithstanding the foregoing, due to the current worldwide COVID-19 pandemic, CQENS agrees that such 18-month period shall be reasonably and responsibly extended in light of such pandemic, which for this purpose, shall mean if the quarantine measures or restrictions being taken with respect to any international visitors entering Japan, China, South Korea or the United States are continuing after the date hereof. In the event CQENS validly exercises its right to repurchase the CQENS IP hereunder, ZONG or LM shall have the right to cause the Company to redeem all of the Membership Interests held by CQENS in the Company for $1.00 in the aggregate.

SECTION 3.3 No Interest; Return of Contributions. No Member shall be entitled to receive any interest or preferred return on its Capital Contributions or Capital Account. Except as otherwise provided in this Agreement, no Member shall have the right to receive the return of any Capital Contribution, withdraw any portion of its Capital Contributions or Capital Account, or to receive any distribution from the Company, except as expressly provided herein.

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SECTION 3.4 Capital Account.

(a) General. An individual capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the Gross Asset Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to such Member of Profits or items thereof (and any items in the nature of income or gain separately allocated to such Member). Each Member’s Capital Account shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to such Member of Losses or items thereof (and any items in the nature of losses or deductions separately allocated to such Member). The Capital Accounts of the Members shall be increased or decreased, as appropriate, to reflect a revaluation of Company’s assets pursuant to clause (ii) of the definition of Gross Asset Value in accordance with the provisions of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(b) Succession Upon Transfer. The original Capital Account established for any Substituted Member (as defined below) shall be in the same amount as, and shall replace, the Capital Account of the Member (or portion thereof) to which such Substituted Member succeeds, at the time such Substituted Member is admitted to the Company. The Capital Account of any Member shall be increased or decreased by means of the transfer to it of all or part of the Membership Interest of another Member. Any reference in this Agreement to a Capital Contribution of or distribution to a Member that has succeeded any other Member shall include any Capital Contributions or distributions previously made by or to the former Member on account of the Membership Interest of such former Member transferred to such Member. Nothing in this Section 3.4(b) shall affect the limitations on transferability of Membership Interests set forth herein. For purposes of this Section 3.4(b), the term “Substituted Member” means a transferee of a Member that is admitted as a Member of the Company.

(c) Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including, without limitation, any such deficit or negative balance as may exist upon and after dissolution of the Company).

SECTION 3.5 Partnership Audit Adjustments. Notwithstanding anything else to the contrary, for purposes of maintaining Capital Accounts, the Managers shall have the power and authority to (x) determine the characterization of any payments, Withholding Payments, and/or Imputed Underpayment Amounts contemplated by Section 5.6 and (y) allocate items of income, gain, loss, expense, or credit attributable to an adjustment to any partnership related item (within the meaning of Code Section 6241(2)(B)) to the extent such adjustment results in an “imputed underpayment” (as described in Code Section 6225(b)), in each case, in accordance with applicable Treasury Regulations.

SECTION 3.6 Financial Matters.

(a) The Managers shall cause the Company to handle all accounting matters in accordance with applicable legal and timing requirements of the Company’s Members. This will include monitoring and collection of Company accounts receivable, and payment to the Members from the Company bank account of amounts owed to Members. The Managers will monitor the Company bank account. Such Company bank account will be opened at a bank mutually agreed upon by the Managers.

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(b) One CQENS Manager and one ZONG Manager will be jointly and not severally authorized to sign checks with respect to the Company bank account, as described in Section 4.2.

(c) The Managers shall arrange for the regular preparation of financial statements for the Company (and the Company Subsidiaries) and will provide copies of such statements to the Members, along with copies of Company (and any Company Subsidiary) accounts receivable, cash receipts and cash disbursements registers, bank statements and any other Company (or Company Subsidiary) financial records as reasonably requested by the Members. The Company shall maintain complete and accurate records of all payments from each Company Subsidiary and by the Company to each Member.

SECTION 3.7 Indemnification. The Company will, to the fullest extent to which it is empowered to do so by the Act, as the same now exists or may hereafter be amended (but, in the case of any such amendment only to the extent that such amendment permits the Company to provide broader indemnification rights than the Company may provide immediately prior to such amendment), indemnify and hold harmless each Member, each Manager, the Partnership Representative, the Designated Individual, each officer, each manager, director and officer of any Company Subsidiary (to the extent appointed to such positions by the Company) and each Member’s direct and indirect owners, members, shareholders, partners, managers, directors, officers, trustees, employees, agents and Affiliates (each an “Indemnified Person”), from and against all losses, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, “Damages”) incurred or suffered by such Indemnified Person arising from or in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising in connection with the Company or any Company Subsidiary; provided, however, that (unless the Managers otherwise consent) no Indemnified Person will be indemnified for any Damages incurred or suffered that are attributable to such Indemnified Person’s fraud, gross negligence, willful misconduct, willful breach of this Agreement, knowing violation of the law or bad faith violation of the implied contractual covenant of good faith and fair dealing or that result from transactions in which such Member, Manager, the Partnership Representative, the Designated Individual, or officer derived an improper personal benefit or committed a material breach of this Agreement. Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company under this Section 3.6(b) (A) extend upon the same terms and conditions to the directors, officers, employees, partners, stockholders, managers, members and agents of each Indemnified Person, (B) are binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of each Indemnified Person, and (C) are limited to the assets of the Company. This Section 3.6 will be binding upon any successor to the Company, whether by way of merger, consolidation, liquidation, dissolution or otherwise.

SECTION 3.8 Nature of Interests. The Membership Interests shall for all purposes be personal property. No Member has any interest in specific Company property. Each Member hereby waives any and all rights such Person may have to initiate or maintain any suit or action for partition of the Company’s assets.

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Article IV

MANAGEMENT AND CONTROL OF THE COMPANY

SECTION 4.1 Election of the Managers. The Company shall have five (5) Managers. Unless otherwise agreed by the Members, CQENS shall have the right to elect three (3) Managers (the “CQENS Managers”), and ZONG shall have the right to elect two (2) Managers (the “ZONG Managers”). The Managers may use the title “Managing Directors.” Unless a Manager resigns or is removed, the Manager shall hold office until a successor is elected and qualified.

(a) Any Manager may resign at any time by giving written notice to the Members, without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

(b) Any Manager may be removed at any time, with or without cause, by the Member who elected or is entitled to elect such Manager. Any removal shall be without prejudice to the rights, if any, of the Manager under any employment contract and, if the Manager is also a Member, shall not affect the Manager’s rights as a Member or constitute a withdrawal of a Member. The Member who is represented by a departing Manager, may name his successor.

(c) Any vacancy occurring for any reason in the position of Manager may be filled by the affirmative vote or written consent of the Member entitled to elect the Person whose cessation to act as Manager caused the vacancy to occur.

SECTION 4.2 Management of the Company by the Managers.

(a) The business and affairs of the Company shall be managed exclusively by the Managers, acting by unanimous vote at a meeting where all five managers are present or by unanimous written consent of the Managers, with each Manager having one (1) vote. The Managers shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company described herein. Annual meetings of the Managers shall not be required.

(b) Notwithstanding anything in this Agreement (including this Section 4.2) to the contrary, all decisions that are subject to the approval, consent or discretion of the Company or any Company Subsidiary under or pursuant to the Contribution Agreement shall be made solely by ZONG and LM in their sole discretion.

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SECTION 4.3 Performance of Duties; Liability of Managers. A Manager shall not be liable to the Company, to any Company Subsidiary or to any Member for any loss or damage sustained by the Company, any Company Subsidiary or any Member, unless the Manager has failed to comply with the good faith standard of this Section 4.3 or the loss or damage shall have been the result of fraud, gross negligence, willful misconduct, willful breach of this Agreement, knowing violation of law or any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing or any liabilities resulting from transactions in which such Manager derived an improper personal benefit or committed a material breach of this Agreement. A Manager shall perform the Manager’s managerial duties in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of Manager shall not have any liability by reason of being or having been a Manager of the Company.

SECTION 4.4 Devotion of Time. The Managers, in the capacity as Managers, shall devote whatever time, effort, and skill as the Managers deem appropriate for the operation of the Company.

SECTION 4.5 Competing Activities; Business Opportunities.

(a) Fiduciary and Other Duties. Notwithstanding any other provision of this Agreement, it will constitute a breach of fiduciary or other duty for the Managers, any Member, or any Affiliate of any Member, to engage in activities of the type conducted directly or indirectly by the Company, whether in direct or indirect competition with the Company or any Company Subsidiary, including without limitation, the development, management, and operation of the HTP Asia Pacific Business.

(b) Business Opportunities. The Members, the Managers and any Affiliates of the Members or the Managers shall be obligated to present any investment opportunity and any new ideas to the Company related to the HTP Asia Pacific Business, even if the opportunity only indirectly relates to the HTP Asia Pacific Business.

SECTION 4.6 Transactions between the Company and the Managers. The Managers may, and may cause their Affiliates to, engage in any transaction with the Company or any Company Subsidiary (including, without limitation, the purchase, sale, lease, or exchange of any property; the rendering of any service; borrowing or loaning money; or the establishment of any salary, other compensation, or other terms of employment) only if the Managers affirmatively vote or consent in writing to approve the transaction.

SECTION 4.7 Officers. The Managers may appoint officers at any time. The officers shall serve at the pleasure of the Managers, subject to all rights, if any, of an officer under any contract of employment. The officers shall exercise such powers and perform such duties as shall be determined from time to time by the Managers.

SECTION 4.8 Members’ Meetings; Voting; Liability. Annual meetings of the Members shall not be required. In all matters in which a vote, approval or consent of the Members is required under the Act and while there are three (3) Members, each Member shall be entitled to one (1) vote. Unless otherwise specified in this Agreement, approval of all of the Members shall be required to authorize or approve any matter requiring the vote, approval or consent of the Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

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SECTION 4.9 Effect of Member’s Bankruptcy. If a Member files for voluntary bankruptcy or a petition for involuntary bankruptcy is filed against it and is not dismissed within sixty (60) days, such Member (and the Manager designated by such Member pursuant to this Agreement) shall have no right to vote or participate in the management of the Company’s business, property and affairs or to exercise any rights of a Member (or Manager, in the case of the Manager designated by such Member).

Article V

DISTRIBUTIONS and ALLOCATIONS OF PROFITs AND LOSS

SECTION 5.1 Distributions of Distributable Cash by the Company. The Managers may elect from time to time to distribute Distributable Cash to the Members. Any Distributable Cash which the Managers elect to distribute shall be distributed to the Members in proportion to their respective Sharing Ratios.

SECTION 5.2 Form of Distribution. A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. Except as may be required upon dissolution of the Company, no Member may be compelled to accept from the Company a distribution of any asset in kind. If any assets of the Company are distributed in kind pursuant to this Agreement, such assets shall be distributed to the Members entitled thereto in the same proportions as the Members would have been entitled to cash distributions if such property had been sold for cash at its fair market value and the net proceeds thereof distributed to the Members. If assets of the Company other than money are distributed to a Member in liquidation of the Company, or if assets of the Company other than money are distributed to a  Member in kind, in order to reflect unrealized gain or loss, the Capital Accounts of the Member will be adjusted for the hypothetical “book” gain or loss that would have been realized by the Company if the distributed assets had been sold for their Book Values in a cash sale. Upon the liquidation of a Member’s interest in the Company, in order to reflect unrealized gain or loss, the Capital Accounts of the Members will be adjusted for the hypothetical ”book” gain or loss that would have been realized by the Company if all Company assets had been sold for their Gross Asset Values in a cash sale.

SECTION 5.3 Allocations of Profits and Losses.

(a) Subject to Section 5.3(b) and Section 5.4, Profits and Losses for any Fiscal Year or portion thereof shall be allocated among the Members in a manner such that the Capital Account balances for each Member, increased by (x) such Member’s share of partnership minimum gain (as determined according to Treasury Regulation Section 1.704-2(g)), (y) such Member’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(5)), and (z) any amount which such Member is obligated to restore for any deficit balance in its Capital Account or is deemed obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c), shall, as nearly as possible, be equal to the aggregate distributions that would be made to the Members pursuant to Section 5.1 in the priority and manner provided therein upon a hypothetical liquidation of the Company. In determining the amounts distributable to the Members under Section 5.1 it shall be assumed that (i) all of the Company’s remaining assets are sold at their respective Book Values, (ii) payments to any holder of a nonrecourse debt are limited to the Gross Asset Value of the assets securing repayment of such debt, and (iii) the proceeds of such hypothetical sale are applied and distributed (after provision for the payment of all creditors of the Company as required by Section 8.3 as limited by clause (ii) hereof) in accordance with Section 5.1

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(b) The parties intend that the allocation provisions of this Section 5.3 shall produce Capital Account balances of the Members that will be consistent with the distribution provisions of Section 5.1 and the liquidation provisions of Section 8.3. Notwithstanding anything to the contrary in this Agreement, to the extent the Managers determines that the allocation provisions of this Section 5.3 may fail to produce such Capital Account balances, (i) such provisions shall be amended by the Managers to the extent necessary to produce such result and (ii) Profits and Losses and other items of income, gain, loss, credit and deduction of the Company for the most recent open year shall be reallocated among the Members to the extent it is not possible to achieve such results with allocations of Profits and Losses (and other items of income, gain, loss, credit and deduction of the Company) for the current year and future years, as determined by the Managers.

SECTION 5.4 Special Allocations.

(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in “partnership minimum gain” (as defined in the Treasury Regulations) during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in partnership minimum gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.4(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Section 5.4, other than Section 5.4(a) which shall be applied first, if there is a net decrease in “partner nonrecourse debt minimum gain” (as defined in the Treasury Regulations) attributable to a partner nonrecourse debt during any Fiscal Year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.4(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (d)(5), or (d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the negative Adjusted Capital Account Balance of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.4(c) shall be made if and only to the extent that such Member would have a negative Adjusted Capital Account Balance after all other allocations provided for in Section 5.4 have been tentatively made as if this Section 5.4(c) were not a term of this Agreement. This Section 5.4(c) is intended to constitute a “qualified income offset” provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Gross Income Allocation. In the event any Member has a negative Capital Account at the end of any Fiscal Year which is in excess of the amount such Member is obligated to restore pursuant to this Agreement or is otherwise deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5) or Treasury Regulation Section 1.704-1(b)(2)(ii)(c), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.4(d) shall be made if and only to the extent that such Member would have a negative Capital Account in excess of such sum after all other allocations provided for in this Section 5.04 have been tentatively made as if this Section 5.4(d) and Section 5.4(c) hereof were not in the Agreement.

(e) Member Nonrecourse Deductions. Any “partner nonrecourse deductions” (within the meaning of Treasury Regulation Section 1.704-2(i)(2)) will be allocated to the Member that bears the economic risk of loss for the Member nonrecourse debt to which such deductions relate as provided in Treasury Regulation Section 1.704-2(i)(1).

(f) Nonrecourse Deductions. Any ”nonrecourse deductions” (within the meaning of Treasury Regulations Section 1.704-2(c)) will be allocated to the Members, pro rata among them based on their respective Sharing Ratios.

(g) Curative Allocations. The allocations set forth in Sections 5.4(a)-(f) (collectively, the “Regulatory Allocations”) are intended to comply with requirements of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Managers are authorized to further allocate Profits, Losses, and other items among the Members so as to prevent the Regulatory Allocations from distorting the manner in which Company distributions would be divided among the Members under Sections 5.1 and 8.3 but for application of the Regulatory Allocations. In general, the reallocation will be accomplished by specially allocating other Profits, Losses and items of income, gain, loss and deduction, to the extent they exist, among the Members so that the net amount of the Regulatory Allocations and the special allocations to each Member is zero. The Managers will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations. In exercising its discretion under this Section 5.4(g), the Managers shall take into account future Regulatory Allocations under Sections 5.4(a) and 5.4(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.4(e) and 5.4(f).

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(h) Reallocation. To the extent Losses allocated to a Member would cause such Member to have a negative Adjusted Capital Account Balance at the end of any Fiscal Year, the Losses will be reallocated to other Members in proportion to the excess of each such Member’s Capital Account balance over the amount of such allocations that would cause such Member to have a negative Adjusted Capital Account Balance. If any Member receives an allocation of Losses otherwise allocable to another Member in accordance with this Section 5.4(h), such Member shall be allocated Profits in subsequent Fiscal Years necessary to reverse the effect of such allocation of Losses. Such allocation of Profits (if any) shall be made before any allocations under Section 5.3 but after any other allocations under Section 5.4(h).

(i) Recapture Allocation. If a Member’s Membership Interest is reduced (provided that the reduction does not result in a complete termination of the Member’s interest in the Company), the Member’s share of the Company’s “unrealized receivables” and “substantially appreciated inventory” (within the meaning of Code Section 751) shall not be reduced, so that, notwithstanding any other provision of this Agreement to the contrary, that portion of Profits otherwise allocable under this Agreement upon a liquidation or dissolution of the Company which is taxable as ordinary income (recaptured) for U.S. federal income tax purposes shall, to the extent possible without increasing the total gain to the Company or any Member, be specially allocated among the Members in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture.

SECTION 5.5 Tax Allocations.

(a) Allocations Generally. The income, gains, losses and deductions of the Company will be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Code Section 704(c) Allocations. Items of the Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value. In addition, if the Book Value of any Company asset is adjusted in accordance with this Agreement, then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in in accordance with Code Section 704(c). The Managers shall determine all allocations pursuant to this Section 5.5(b) using a method that is permitted under Treasury Regulation Section 1.704-3.

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(c) Effect of Allocations. Allocations pursuant to this Section 5.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, distributions or other Company items pursuant to any provision of this Agreement.

(d) Allocation Between Assignor and Assignee. The portion of the income, gain, losses, credits, and deductions of the Company for any Fiscal Year during a portion of a Fiscal Year in which a Member’s Membership Interest is assigned by such Member (or by an assignee or successor in interest to a Member) that is allocable with respect to such Membership Interest will be apportioned between the assignor and the assignee on whatever reasonable, consistently applied basis is selected by the Managers and permitted by the applicable Treasury Regulations under Section 706 of the Code.

(e) Profit Shares. Solely for purposes of determining a Member’s proportionate share of the Company’s ”excess nonrecourse liabilities,” as defined in Treasury Regulation Section 1.752-3(a), the Members’ Membership Interests in Company profits shall be held by the Members, pro rata among them based on their respective Sharing Ratios.

SECTION 5.6 Withholding.

(a) The Company shall be entitled at all times to make payments with respect to any Member in amounts required to discharge any obligation of the Company to withhold from a distribution or make payments to any governmental authority with respect to any foreign, federal, state, or local tax liability of such Member arising as a result of such Member’s interest in the Company (a “Withholding Payment”). Any Withholding Payment made from funds withheld upon a distribution will be treated as distributed to such Member for all purposes of this Agreement. Any other Withholding Payment will be deemed to be a recourse loan by the Company to the relevant Member. The amount of any Withholding Payment treated as a loan, plus interest thereon from the date of each such Withholding Payment until such amount is repaid to the Company at the prime rate of interest in effect as of such date (as reported by JPMorgan Chase Bank, or is successors) plus two percent (2%) per annum, shall be repaid to the Company upon demand by the Company; provided, however, that in the Managers’ reasonable discretion, any such amount may be repaid by deduction from any distributions payable to such Member pursuant to this Agreement (with such deduction treated as an amount distributed to the Member) as determined by the Managers in their reasonable discretion.

(b) In addition to, and without limitation of, the provisions of Section 7.4, if an audit results in an “imputed underpayment” within the meaning of Code Section 6225 that is paid by the Company (together with any interest or penalties related thereto, an “Imputed Underpayment Amount”) as a result of an adjustment with respect to any item of Company income, gain, loss, deduction, or credit, the Company shall reasonably determine the portion of such Imputed Underpayment Amount that is attributable to each Member (including a former Member and such former Member’s assignee(s) or transferee(s)). An Imputed Underpayment Amount shall include any “imputed underpayment” within the meaning of Code Section 6225 paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest, other than through entities treated as corporations for U.S. federal income tax purposes, to the extent that the Company bears the economic burden of such amounts, whether by law or agreement. The Company shall be entitled to recover a Member’s allocable portion of the Imputed Underpayment Amount in the same manner as the Company may recover a Withholding Payment in Section 5.6(a) above. If the Company determines that an Imputed Underpayment Amount might be reduced as a result of a Member’s tax status and such Member timely provides any information or documentation requested by the Company to make such determination, the Company shall use commercially reasonable efforts to pursue available procedures, if any, to reduce such Imputed Underpayment Amount on account of such Member’s tax status, and any such reduction with respect to a Member actually obtained by the Company shall be taken into account in determining the portion, if any, of the Imputed Underpayment Amount attributable to such Member.

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Article VI

TRANSFER AND ASSIGNMENT OF INTERESTS

SECTION 6.1 Restrictions on Transfer of Interests. Each Member may Dispose of the Member’s Membership Interest or otherwise allow the Disposition of an ownership interest in such Member or an indirect equity ownership interest in such Member so long as (a) the Disposition complies with applicable securities laws, and (b) unless otherwise consented to by the Managers, the Disposition will not (i) cause the Company to be considered for purposes of Treasury Regulations Section 1.7704-(h)(1)(ii) to have more than 100 Members at any time during any taxable year, (ii) be deemed effected on or through an “established securities market” or a ”secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, and (iii) otherwise cause the Company to be treated as a “publicly traded partnership” (as defined in Code Section 7704) for U.S. federal income tax purposes. Any Disposition by any Member of any Membership Interests or other interests in the Company in contravention of this Agreement shall be void and ineffectual and shall not bind or be recognized by the Company or any other party, and the purported transferee of any such Disposition shall not have any interest of the Company.

Article VII

ACCOUNTING, RECORDS, REPORTING BY MEMBERS

SECTION 7.1 Books and Records; Accounting Method; Fiscal Year. The Company’s (and each Company Subsidiary’s) books and records shall be kept, and the financial position and the results of its operations recorded, in accordance with the method of accounting followed by the Company for U.S. federal income tax purposes. The annual accounting period of the Company (and each Company Subsidiary) for tax and accounting purposes shall be the calendar year unless otherwise required the Code (such period being the “Fiscal Year”). The Company’s (and each Company Subsidiary’s) books and records shall reflect all the Company (or the Company Subsidiary’s) transactions and shall be appropriate and adequate for the Company’s (or the Company Subsidiary’s) business.

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SECTION 7.2 Access to Accounting and Other Records.

(a) Each Manager and each Member has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member, Manager or Assignee, to: inspect and copy during normal business hours any of the Company’s (and any Company Subsidiary’s) books and records;

(b) obtain from the Managers, promptly after their becoming available, a copy of the Company’s (and each Company Subsidiary’s) federal, state, and local income tax or information returns for each fiscal year; and

(c) discuss with the Company’s management and its agents, the affairs of the Company (and the Company Subsidiaries), subject to such reasonable confidentiality restrictions as may be imposed by the Managers.

SECTION 7.3 Bank Accounts. The Managers initially shall maintain the Company’s (and each Company Subsidiary’s) funds in one bank account in the Company’s (or the Company Subsidiary’s, as applicable) name, and shall not permit the Company’s (or any Company Subsidiary’s) funds to be commingled in any fashion with the funds of any other Person (other than the Company).

SECTION 7.4 Partnership Representative.

(a) Designation of the Partnership Representative. The Managers shall designate a Person to serve (i) if applicable for state or local income tax purposes, as the “tax matters partner” (as defined in Code Section 6231, as in effect prior to the effective date of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74) of the Company, and (ii) as the “partnership representative” (as defined in Code Section 6223) of the Company (the Person designated in foregoing clauses (i) and (ii) being the “Partnership Representative”). The Partnership Representative may be removed, and a new Partnership Representative appointed, by the Managers in accordance with the Code and the Treasury Regulations. If the Partnership Representative is not a natural person, then the Partnership Representative shall have the authority to designate an officer, employee, or other representative (who may or may not be an employee) of the Partnership Representative as the “designated individual” within the meaning of Treasury Regulation Section 301.6223-1(b)(3) (the “Designated Individual”) to act on behalf of the Partnership Representative, and such Designated Individual shall be subject to replacement by the Partnership Representative in accordance with Section 301.6223-1 of the Treasury Regulations. Any Person that the Partnership Representative designates as the Designated Individual to act on behalf of the Partnership Representative and interact with the Internal Revenue Service shall be treated as, and subject to the benefits, requirements and obligations of, the Partnership Representative for purposes of this Section 7.4. The Partnership Representative shall give prompt notice to the Managers and Members of any and all notices it receives from any taxing authority in its capacity as Partnership Representative concerning the Company, including any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a thirty (30) day appeal letter and any notice of a deficiency in tax concerning the Company’s federal income tax return. Following commencement of any audit, examination, or proceeding that could result in an adjustment to the tax items recognized by any Member (including as a result of having an impact on a subsequent year), the Partnership Representative and/or the Managers shall keep each such Member reasonably and promptly informed of any significant matter, event, or proceeding in connection with such audit, examination, or proceeding (including periodic updates regarding the status of any negotiations between the applicable taxing authority and the Company). Each Member hereby consents to the designation in this Section 7.4(a) and agrees that, upon the request of the Managers, it will execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

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(b) Powers and Obligations of the Partnership Representative. With the prior written consent of the Managers and subject to Section 7.6, the Partnership Representative is authorized to take such actions and to execute and file all statements and forms on behalf of the Company, which may be permitted or required by the applicable provisions of the Code or Treasury Regulations, issued thereunder. The Partnership Representative shall have full and exclusive power and authority on behalf of the Company to represent the Company (at the Company’s expense) in connection with all audits and examinations of the Company’s affairs by tax authorities. Notwithstanding anything else to the contrary, the Partnership Representative and Designated Individual shall have fiduciary duties to the Company and each Member. With the prior consent of the Managers, the power and authority of the Partnership Representative shall include (without limitation) the power and authority (i) to extend the statute of limitations, (ii) to file a request for administrative adjustment, (iii) to file suit concerning any Company tax matter, (iv) to enter into a settlement agreement relating to any Company tax matter, (iv) to cause the Company to pay, and the manner of payment of, any imputed underpayment arising out of a final partnership adjustment under Code Section 6225, (v) subject to the Member consent described in subsection (c) below, to cause the Company and the Members to utilize the procedures described in Code Section 6225(c)(2)(A) or Code Section 6225(c)(2)(B), or (vi) to cause the Company to elect under Code Section 6226 to allocate the adjustment to the Members. The Partnership Representative and Designated Individual shall be entitled to be reimbursed by the Company for all costs and expenses incurred by such Person in their capacity as the Partnership Representative or Designated Individual and to be indemnified by the Company (solely out of Company assets) with respect to any action or inaction taken (or not taken) by such Person in their capacity as the Partnership Representative or Designated Individual.

(c) Member Indemnity and Member Obligations. The parties intend that no Member shall indirectly bear through its economic interest in the Company any tax deficiency paid or payable by the Company in excess of the portion allocable to such Member (as reasonably determined by the Partnership Representative with the consent of the Managers) with respect to an audited or reviewed taxable year for which such Member was a Member (for the avoidance of doubt, including any applicable interest and penalties). Accordingly, each Member hereby agrees to indemnify and hold harmless the Company and each other Member from and against any liability with respect to its share of any tax deficiency paid or payable by the Company that is allocable to the Member (as reasonably determined by the Partnership Representative with the consent of the Managers) with respect to an audited or reviewed taxable year for which such Member was a Member (for the avoidance of doubt, including any applicable interest and penalties). Notwithstanding anything else to the contrary in this Agreement, a Member shall not be required to file an amended tax return pursuant to Code Section 6225(c)(2)(A) unless such Member consents thereto (such consent may be withheld in such Member’s sole and absolute discretion). No Member shall file a notice with the Internal Revenue Service under Section 6222(b) of the Code in connection with such Member’s intention to treat an item on such Member’s federal income tax return in a manner which is inconsistent with the treatment of such item on the Company’s federal income tax return.

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(d) Prohibition on Self-Dealing. In any case in which the Partnership Representative (or Designated Individual) considers any decision involving any proposed or possible settlement or resolution with any taxing authority that involves both issues principally or disproportionately affecting the Partnership Representative and its Affiliates (or the Designated Individual and its Affiliates ) and other issues principally or disproportionately affecting other Members, neither the Partnership Representative nor the Designated Individual shall engage in self-dealing.

(e) Non-Federal Tax Matters. To the extent permitted by applicable law, the provisions of this Section 7.4 shall also apply, mutatis mutandis, in connection with state and local income tax matters.

SECTION 7.5 Survival. The obligations set forth in this Section 7.4 will survive each Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation, and winding up of the Company.

SECTION 7.6 Tax Returns. The Company shall cause to be prepared and filed on a timely basis all federal, state and local tax returns required of the Company. The Company will furnish or will cause to be furnished to each Member an Internal Revenue Service Schedule K-l with respect to such Member. The Company shall use its commercially reasonable efforts to deliver such K-1 to each Member within ninety (90) days of the end of each Fiscal Year (and in no event later than April 15 of the following Fiscal Year). Without limitation of the foregoing April 15 requirement, in the event that such K-1’s cannot be provided within (90) days of the end of each Fiscal Year, the Company will instead deliver to each Member, according to the same timeframe, an estimate of the annual tax information for the applicable Fiscal Year, including an estimated Internal Revenue Service Schedule K-l.

SECTION 7.7 Material Tax Decisions. Notwithstanding anything else to the contrary in this Agreement, the prior written consent of each Member shall be required with respect to: (a) any change in the tax classification of the Company or any Subsidiary for U.S. federal (and applicable state and local) income tax purposes; (b) any material action taken or proposed to be taken by the Partnership Representative or Designated Individual (including, without limitation, with respect to the settlement of any tax audit or examination) (for the avoidance of doubt, the foregoing limitation shall not apply with respect to an election under Section 6226 of the Code); and (c) any other decision, election, or other action related to taxes to the extent that such decision, election, or other action could reasonably be expected to have an adverse impact on such Member.

Article VIII

DISSOLUTION AND WINDING UP

SECTION 8.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of (a) the entry of a decree of judicial dissolution pursuant to Section 18-803 of the Act; or (b) the sale of all or substantially all of the assets of Company.

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SECTION 8.2 Winding Up. Upon the occurrence of any event specified in Section 8.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Managers or Manager remaining, if there is only one Manager, or, if there are no Managers, the Members, shall be responsible for overseeing the winding up and liquidation of Company, shall take full account of the liabilities of Company and assets, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 8.3. The Persons winding up the Company’s affairs shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the Company’s records. The Managers or Members winding up the Company’s affairs shall be entitled to reasonable compensation for such services.

SECTION 8.3 Order of Payment Upon Dissolution. After determining that all known debts and liabilities of the Company, including, without limitation, the reimbursement of any liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with Section 5.1.

SECTION 8.4 Liability for Return of Capital Contributions. Each Member, by its execution of this Agreement, agrees that liability for the return of its Capital Contribution is limited to the Company’s assets and, in the event of an insufficiency of such assets to return the amount of its Capital Contribution, hereby waives any and all claims whatsoever, including any claim for additional contributions that it might otherwise have, against any of the Company’s agents or representatives (in each case unless there has been fraud, gross negligence or intentional misconduct) by reason thereof. Each Member shall look solely to the Company and its assets for all distributions with respect to the Company and his, her or its Capital Contribution thereto, and shall have no recourse therefor (upon dissolution or otherwise) against any of the Company’s agents or representatives (in each case unless there has been fraud, gross negligence or intentional misconduct).

Article IX

MISCELLANEOUS

SECTION 9.1 Complete Agreement. This Agreement constitutes the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members or any of them.

SECTION 9.2 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

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SECTION 9.3 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and the Managers and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

SECTION 9.4 Governing Law. This Agreement and all actions contemplated hereby, and all disputes and controversies arising out of or related to this Agreement, will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction.

SECTION 9.5 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

SECTION 9.6 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

SECTION 9.7 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery or electronic transmission (i.e. e-mail) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice or, in the case of an electronic transmission, when transmitted by electronic transmission to the e-mail address specified by the party to receive the notice and upon written confirmation of receipt (including, for the avoidance of doubt, via a “delivery receipt”). Such notices will be given to a Member or the Managers at the address specified in Section 2.4 hereto. Any party may, at any time by giving five (5) days’ prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

SECTION 9.8 Amendments. All amendments to this Agreement will be in writing and signed by all of the Members. In the absence of any opinion of counsel as to the effect thereof, no amendment to this Agreement shall be made which violates the Act.

SECTION 9.9 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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SECTION 9.10 Remedies Cumulative. Except as provided in Section 3.2(e), the remedies under this Agreement are cumulative and shall not exclude any other remedies to which any Person may be lawfully entitled.

SECTION 9.11 Confidentiality. Each Member will hold, and will use commercially reasonable efforts to cause its Affiliates, officers, managers, directors, partners, members, shareholders, employees, agents, representatives and advisors to hold, in confidence all documents and information concerning the Company or the Company Subsidiaries, or the other Members and their Affiliates, furnished to such Member in connection with this Agreement or the ongoing operations of the Company, except to the extent that such information can be shown to have been (a) previously known on a non-confidential basis by the Member or any of its Affiliates, officers, managers, directors, partners, members, shareholders, employees, agents, representatives or advisors, (b) in the public domain through no fault of the Member or any of its Affiliates, officers, managers, directors, partners, members, shareholders, employees, agents, representatives or advisors, (c) later lawfully acquired by the Member or any of its Affiliates on a non-confidential basis from sources other than the Company, any Company Subsidiary or the other Member or any of its Affiliates or (d) independently developed by the Member or any of its Affiliates, officers, managers, directors, partners, members, shareholders, employees, agents, representatives or advisors without reference to any such documents or information. Except with respect to press releases and public filings required to be made by any competent legal or regulatory authority or any securities exchange on which such Member’s or one of its Affiliate’s securities are listed, each Member shall notify each other Member of its or its Affiliate’s intent to issue any press release or other public announcement with respect to the Company and its activities and shall not issue any such release or announcement without first obtaining the prior consent of the other Members, which consent may not be unreasonably withheld, conditioned or delayed. Such consent shall not, however, be required in order for a Member or its Affiliates to include a reference to its percentage interest in the Company in its annual reports and similar publications nor shall any consent be required for the Company to issue public relations or marketing materials in the ordinary course of its business.

[Signature Pages Immediately Following]

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The following Member of Leap Technology LLC, a Delaware limited liability company, has executed this Agreement, effective as of the Effective Date.

CQENS TECHNOLOGIES INC.

By:
Name:
Title:

25

The following Member of Leap Technology LLC, a Delaware limited liability company, has executed this Agreement, effective as of the Effective Date.

ZONG GROUP HOLDINGS LLC

By:
Name:
Title:

26

The following Member of Leap Technology LLC, a Delaware limited liability company, has executed this Agreement, effective as of the Effective Date.

LEAP MANAGEMENT LLC

By:
Name:
Title:

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Schedule 1

Capital Contributions; Sharing Ratios

As of July 23, 2020

Member Name	Capital Contribution	Membership Interest/Sharing Ratio
CQENS	$550	55%
ZONG	$350	35%
LM	$100	10%
Total:	$1,000	100%